MARKETING AGREEMENT


In Santiago, Chile on April 15, 1997, between Tepual S.A. represented by Max Rutman Soubotnick C.I. 4335 3942, address General Ekdhal 159, La Recoleta, Santiago, Chile and Biosur S.A. represented by Carlos Sepulveda C.I. 7070 9570 address in Av., Fermin Vivaceta No. 2598, Independencia, agree on the present marketing Agreement (the "Agreement").

First: Tepual S.A. has developed and is sole owner of poultry vaccines named as follows:

         - Infectious Bronchitis with two different pathologic presentations
         -        Hepatitis with body inclusion
         -        Infectious Coriza
         -        Enteritis Salmonella and its combinations
         -        Other vaccines combinations

Second: Biosur S.A is a marketing corporation involved in veterinary products in Chile, having corporate infrastructure and qualified technical personnel for this purpose.

Third: the parties agree to the following: Tepual S.A. will sell to Biosur S.A. 100% of its vaccine production and Biosur S.A. agrees to buy 100% of Tepual's production, as limited by section eight of this Agreement or at Tepual's discretion to modify, restrict or suspend this agreement.

Fourth: the present Agreement allows Biosur S.A. to sell the product in the Republic of Chile by its own means and without any responsibility to Tepual S.A.

Fifth: Tepual S.A. does not have any responsibility to Biosur S.A. personnel.

Sixth: Biosur S.A. agrees to buy a minimum of $40,000 U.S. per month. If such amount is not attainable, both parties may revise this agreement. The prices of the vaccines will be fixed by Tepual S.A. Tepual S.A. will inform Biosur S.A. of such prices in writing, and Biosur S.A. will sell the products at competitive prices and will communicate to Tepual S.A. the prices.

Seventh: This Agreement does not have a written term.

Eighth: Regardless of what is agreed upon in the seventh section, this Agreement will automatically terminate in the case of:

         - Repeat delay to pay for the vaccines
         - Failure of Tepual S.A. to sell exclusivity to Biosur S.A.


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Ninth: Additionally, Biosur S.A. recognizes Tepual S.A.'s right to inspect, control and audit all sales related to this Agreement.

Tenth: Biosur S.A. will respect and keep confidential all the manufacturing information related to Tepual S.A.'s products.

Eleventh: Tepual S.A. recognizes Biosur S.A.'s right to know of and sell any new found vaccines, which will become part of this Agreement.

Twelfth: Biosur S.A. has the right to apply for a free pathology diagnosis for any diseases related to the vaccines. Biosur S.A. will submit samples for the analysis.

Thirteenth: any possible controversies related to this Agreement will be resolved at the first instance by an arbiter agreed upon by both parties.

Signed and Agreed


/s/ Max Rutman Soubotnick                        /s/ Carlos Sepulveda
-------------------------                        --------------------
Max Rutman Soubotnick                            Carlos Sepulveda
Tepual S.A.                                      Biosur S.A.




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